Execution Copy

ASSET PURCHASE AGREEMENT

BETWEEN

CAMBIUM EDUCATION, INC.

AND

CLASS.COM, INC.

Disclosure Schedule—Exceptions to Representations and Warranties

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this ‘‘Agreement’’) is entered into as of September 21, 2011, by and between Cambium Education, Inc., a Colorado corporation (‘‘Buyer’’) and Class.com, Inc., a Nevada corporation (‘‘Seller’’). Buyer and Seller are referred to collectively herein as the ‘‘Parties.’’

Seller conducts a business which develops, owns, licenses, markets, and sells access to, a hosted and web based electronic portfolio of educational software for students and educators under the trade name “Class.com” (the “Business”); and

This Agreement contemplates a transaction in which Buyer will purchase substantially all of the assets of Seller and assume certain liabilities in return for a cash purchase price of $4,500,000.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

§1. Definitions.

“Acquired Assets” means all of the assets, properties and business, other than the Excluded Assets, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business by Seller as the same shall exist on the Closing Date, including all of the assets shown on the Balance Sheet included in the Most Recent Financial Statements and not thereafter disposed of in the ordinary course of business, and all assets of the Business thereafter acquired by Seller, and including, without limitation, all right, title and interest of Seller in, to and under:

(a) All personal property and interest therein, including equipment, furniture, office equipment and communications equipment;

(b) All Leased Real Property;

(c)        All rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments, including without limitation the items listed on Sections 3(c)(ii), 3(k), 3(l), and 3(m) of the Seller Disclosure Schedule, including all prepaid expenses identified on Schedule 1(c), and all rights to any overage amounts that may be due under the agreement between K-12, Inc. and Class.com;

(d)        All of Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Acquired Assets, including (without limitation) un-liquidated rights under manufacturers’ and vendors’ warranties;

(e)        All Patents, Copyrights, trademarks, trade names, service marks, service names, Technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, Software and other intangible property and any applications for the same used in the Business, including (without limitation) the items listed on Section 3(l) of the Seller Disclosure Schedule;

(f)       All rights and title in and to use the name “Class.com” and all domain names and URLs used in connection with the Business;

(g)        All transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business.

(h)         All books, records, files and papers, whether in hard copy or computer format, used in or relating in any way to the Business, including (without limitation) technical information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, and lists of present and former customers;

  (i)         All Software and data used in connection with or relating in any way to the Business;

(j) Ownership of all intellectual property covered by the Technology License Agreement between the University of Nebraska-Lincoln and Seller dated August 6, 2001; and

(k)        All goodwill associated with the Business or the Acquired Assets, together with the right to represent to third parties that Buyer is the successors to the Business.

“Assumed Liabilities” means:

(a) all obligations of Seller to be performed after the Closing under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets, but specifically excluding any liability, commitment or obligation of Seller that arises out of or relates to any contract breach, action or failure to act that occurred on or before the Closing Date;

(b) all liabilities, obligations and commitments not listed above to the extent (a) arising from the operation or conduct of the Business after the Closing or (b) arising from the ownership, lease, operation, use or condition of any Acquired Asset after the Closing; and

(c) for purposes of clarity, the Buyer will assume the obligation for fulfillment of the deferred revenue liability.

‘‘Buyer’’ has the meaning set forth in the preface above.

‘‘Cash’’ means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

‘‘Closing’’ has the meaning set forth in §2(e) below.

‘‘Closing Date’’ has the meaning set forth in §2(e) below.

‘‘Code’’ means the Internal Revenue Code of 1986, as amended.

‘‘Confidential Information’’ means any information concerning the business and affairs of Seller that is not already generally available to the public.

‘‘Disclosure Schedule’’ has the meaning set forth in §3 below.

‘‘Employee Benefit Plan’’ means any ‘‘employee benefit plan’’ (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement.

‘‘Employee Pension Benefit Plan’’ has the meaning set forth in ERISA §3(2).

‘‘Employee Welfare Benefit Plan’’ has the meaning set forth in ERISA §3(1).

‘‘Environmental Requirements’’ means all federal, state, local, and non-U.S. statutes, regulations, and ordinances concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

‘‘ERISA’’ means the Employee Retirement Income Security Act of 1974, as amended.

‘‘ERISA Affiliate’’ means each entity that is treated as a single employer with Seller for purposes of Code §414.

“Excluded Assets” means:

(a) Seller’s treasury stock, corporate seal, organizational documents, stock transfer records, corporate minute books, all other records of Seller relating solely to its corporate organization and structure, and such accounting books of original entry and other records which Seller is required by law or governmental regulations to keep in its possession (provided, however, Buyer shall be given access to such records with the right to make copies thereof);

(b) Seller’s rights under this Agreement including, but not limited to, all funds to be received by Seller under this Agreement;

(c) the amounts existing as of the Closing Date in the following asset accounts of Seller:

(i) cash and cash equivalents in excess of $100,000;

(ii) accounts receivable in excess of Buyer Damages, if any, as set forth in §8;

(iii) deposits and insurance dividends, prepaid insurance premium refunds and payouts due or yet to become due in connection with Seller’s conduct of business through and including the Closing Date, excluding any security deposits, if any, paid for any of the facilities; and

(iv) Tax refunds and rights to utilize tax loss carry-forwards;

“Excluded Liabilities” means all liabilities or obligations of Seller other than Assumed Liabilities, of any kind or nature, known or unknown, accrued, absolute, contingent or otherwise, whatsoever, which shall include, without limitation, any liabilities or obligations of Seller:

(a)  incurred in connection with this Agreement and the transactions provided for herein, including, without limitation, counsel, broker and accountant’s fees and expenses, and expenses pertaining to the performance by Seller of its obligations hereunder;

(b)  in respect of Taxes of Seller, whether relating to periods before or after the transactions contemplated in this Agreement or incurred by Seller or its Affiliates in connection with this Agreement and the transactions provided for herein;

(c)  relating to past or present employees or independent contractors of Seller, including, without limitation, any amounts in respect of compensation, stay bonuses, and all liabilities and obligations of Seller under its Employee Benefit Plans, and as further provided in Section 5(g);

(d) in connection with or relating to any actions, suits, claims, proceedings, demands, assessments and judgments, costs, losses, liabilities, damages, deficiencies and expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, attorneys’ and accountants’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing, which liabilities or obligations arise out of or relate to (i) the use or ownership of the Acquired Assets or the operation of the Business prior to the Closing Date, (ii) any actions taken by Seller or any officer, director or shareholder of Seller or any of their respective related persons or Affiliates on or prior to the Closing Date, or (iii) any continuing business or other activities of Seller, its members, or any of their respective related persons or Affiliates following the Closing Date;

(e) any obligation of Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of Seller or any of its Subsidiaries or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

(f) except for the contract obligations set forth in Section 5(g) of the Disclosure Schedule, any obligation of Seller to employees or any third party that are in any way related to the this transaction, including without limitation, severance obligations, change of control payments, bonuses or any other payments;

(g) any liabilities or obligations for payment of any fees or expenses under the UNL May 2011 Agreement and any other agreements, obligations or arrangements with the University of Nebraska-Lincoln, and

(h) any Liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

‘‘Financial Statements’’ has the meaning set forth in §3(g) below.

‘‘GAAP’’ means United States generally accepted accounting principles as in effect from time to time, consistently applied.

‘‘Income Tax’’ means any federal, state, local, or non-U.S. tax based on or measured by reference to net income, including any interest, penalty, or addition thereto, whether disputed or not.

‘‘Income Tax Return’’ means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world, in each case, to the extent owned by, licensed to, or otherwise used or held for use by, or required for the operation of the Business, the facilities or the Purchased Assets:

(i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, and designs and improvements described and claimed therein (collectively, “Patents”);

(ii) all trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof (collectively, “Trademarks”);

(iii) all copyrightable works, publisher rights and author’s rights, whether published or unpublished, including rights to prepare, reproduce and distribute copies, compilations and derivative works, all copyrights, and all renewals and extensions, copyright registrations and applications for registration (collectively, “Copyrights”);

(iv) all technical, processing, manufacturing, marketing and other information, including all trade secrets, confidential business information, concepts, ideas, designs, research or development information, inventions, processes (including software development processes), procedures, engineering, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions and improvements, (whether or not patentable or subject to copyright, trademark, or trade secret protection) and other drawings, devices and related information and documentation, and all claims and rights related thereto (collectively, “Technology”);

(v) all computer software and firmware programs or listings, including all source code, object code, complete system build software and documentation related thereto, and any and all licenses and copies thereof and rights thereto and all electronic data processing systems, information systems, computer hardware, program specifications, charts, procedures, input data, routines, databases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions, flow charts and other related material and documentation (“Software”);

(vi) all licenses, and sublicenses, and other agreements or permissions related to the Patents, Trademarks, Copyrights, Technology and Software and all other proprietary rights described in this definition and all other proprietary rights; and

(vii) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all Patents, Trademarks, Copyrights, Technology and Software.

‘‘Knowledge’’ means actual knowledge of the following individuals, Katherine Endacott, Dean Wildman, Tom Ahlschwede, T.J. Jones, Jeremy Nash, Lisa Bourlier and Ellen Cox.

‘‘Leased Real Property’’ means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property that is used in Seller’s business.

‘‘Leases’’ means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property.

‘‘Lien’’ means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

‘‘Material Adverse Effect’’ or ‘‘Material Adverse Change’’ means any effect which is or could reasonably be expected to have a materially adverse effect to the operations (as presently conducted or proposed to be conducted), assets, liabilities, condition (financial or otherwise) or prospects of the Purchased Assets, the Business or the facilities or the ability of any of the Seller to consummate the transactions herein contemplated.

‘‘Most Recent Financial Statements’’ has the meaning set forth in §3(g) below.

‘‘Multiemployer Plan’’ has the meaning set forth in ERISA §3(37).

‘‘Ordinary Course of Business’’ means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

‘‘Owned Real Property’’ means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Seller and used in the business of Seller.

‘‘Party’’ has the meaning set forth in the preface above.

‘‘Person’’ means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

‘‘Purchase Price’’ has the meaning set forth in §2(c) below.

‘‘Requisite Stockholder Approval’’ means the affirmative vote of the holders of a majority of the common stock of Seller in favor of this Agreement.

‘‘Securities Act’’ means the Securities Act of 1933, as amended.

‘‘Securities Exchange Act’’ means the Securities Exchange Act of 1934, as amended.

‘‘Subsidiary’’ means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term ‘‘Subsidiary’’ shall include all Subsidiaries of such Subsidiary.

‘‘Seller’’ has the meaning set forth in the preface above.

‘‘Tax’’ or ‘‘Taxes’’ means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

‘‘Tax Return’’ means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transferred Employee” has the meaning set forth in §5(g) below.

“UNL May 2011 Agreement” has the meaning set forth in §1(j) above.

§2. Basic Transaction.

(a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this §2. Buyer will not assume or have any rights, however, with respect to any of the Excluded Assets.

(b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to the Excluded Liabilities.

(c) Purchase Price. Buyer agrees to pay to Seller at the Closing (i) $4,500,000, and (ii) an amount equal to $742 per day for each day in October that will occur after the Closing, (the ‘‘Purchase Price’’) by delivery of cash payable by wire transfer or delivery of other immediately available funds.

(d) The Closing. The closing of the transaction contemplated by this Agreement (the ‘‘Closing’’) shall take place at the offices of the Seller, in Lincoln, Nebraska commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the ‘‘Closing Date’’).

(e) Deliveries at the Closing. At the Closing, (i) Seller shall deliver to Buyer the various certificates, instruments, and documents referred to in §6(a) below; (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in §6(b) below; (iii) Seller shall execute, acknowledge (if appropriate), and deliver to Buyer (A) assignments (including real property and intellectual property transfer documents) in form and substance reasonably acceptable to Buyer and (B) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request; (iv) Buyer shall execute, acknowledge (if appropriate), and deliver to Seller (A) an assumption in form and substance reasonably acceptable to Seller and (B) such other instruments of assumption as Seller and its counsel may reasonably request; and (v) Buyer will deliver to Seller the consideration specified in §2(c) above.

(f) Allocation. Prior to the Closing, Seller and Buyer shall use their best efforts to agree in writing to an allocation of the Purchase Price among the Acquired Assets for all purposes (including Tax and financial accounting). The failure of Seller and Buyer to reach agreement on a Purchase Price allocation shall not constitute grounds for termination of this Agreement by any Party and agreement by Seller and Buyer to a Purchase Price allocation shall not be a condition to the obligation of any Party to consummate the transactions contemplated by this Agreement.

(g) Closing Statement. A Closing Statement shall be delivered to the Buyer on the Closing Date setting forth the following information:

(i) an aged list identifying each accounts receivable outstanding as of such date;

(ii) a statement of deferred revenues as of September 30, 2011 and all available supporting detail.

(h) Nonassignable Contracts.

(1) To the extent that the assignment by Seller of any sales order, purchase order, lease or other contract included in the Assumed Obligations set forth in §2(b) is not permitted without (i) the consent of the other party to the contract, (ii) the approval of Buyer as a source of the products or services called for by such contract, (iii) the approval of Buyer as a lessee, or (iv) notice to the other party, then, at the option of Buyer, this Agreement shall not be deemed to constitute an assignment or an attempted assignment of the same, if such assignment or attempted assignment would constitute a breach thereof. However, unless otherwise agreed as to any particular contract or order (or class thereof), Seller shall use all reasonable efforts to obtain any and all such consents, approvals and novations, and shall give all notices.

(2) If any necessary consent, approval or novation is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with all of the benefits under such contract, lease or order as if such consent, approval or novation had been obtained, including subleases from Seller and undertakings by Buyer of the work necessary to complete contracts as the agent of Seller with the understanding that Sellers shall then invoice the customer for services rendered and promptly remit the amount of any payment received to Buyer. Nothing herein shall excuse Seller from responsibility for any of its representations and warranties or covenants herein.

§3. Seller’s Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in this §3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the ‘‘Disclosure Schedule’’). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §3.

(a) Organization of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

(b) Authorization of Transaction. Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Seller has duly authorized the execution, delivery, and performance of this Agreement by Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.

(c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the charter or bylaws of Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect. Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(d) Brokers’ Fees. Except as set forth in the Disclosure Schedule, Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(e) Acquired Assets. Except as set forth in §3(e) of the Disclosure Schedule, (i) Seller is the sole and exclusive legal and equitable owner of all right, title and interest in and to all of the Acquired Assets including all of the rights to produce, reproduce, license, develop, use and distribute the online curricula materials; and (ii) Seller has good and marketable title to all of the Acquired Assets free and clear of the interests and rights of any other party. None of the Acquired Assets contain any defamatory, scandalous, obscene, libelous or unlawful matter. The Seller has not received any claim or complaint that the Acquired Assets contain any defamatory, scandalous, obscene, libelous or unlawful matter. Except as set forth in §3(e) of the Disclosure Schedule. all of the Acquired Assets may be transferred to Buyer without the consent or approval of any person. Except as set forth in §3(e) of the Disclosure Schedule, none of the Acquired Assets are subject to any lease, license, right, security interest, mortgage, pledge, lien, charge, encumbrance, claim, covenant or restriction of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise (an “Encumbrance”). The Acquired Assets are in good repair, order and condition (reasonable wear and tear excepted), are suitable for the purposes for which they are presently being used, and are adequate to meet all present requirements of the Business. The Acquired Assets will furnish Buyer with all of the capacity and rights to operate the Business in the same manner as presently and historically operated by Sellers.

(f) Subsidiaries. The Seller has no Subsidiaries.

(g) Financial Statements. The Seller’s (i) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended September 30, 2010, September 30, 2009, and September 30, 2008, and (ii) unaudited consolidated balance sheet and statement of income, changes in stockholders’ equity, and cash flow as of and for the ten months ended July 31, 2011 (the ‘‘Most Recent Financial Statements’’) delivered to Buyer are (a) accurate, correct and complete, (b) in accordance with the books of account and records of Seller, (c) fair presentations of the financial condition and the results of operations as of the dates and for the periods indicated and (d) prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby in accordance with the historical practice of the Seller (“GAAP”); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. Except for current liabilities incurred in the ordinary course of business since July 31, 2011, the Business is not subject to any liability or obligation (whether absolute, accrued, contingent or otherwise) which is not shown or provided for on the Most Recent Financial Statements or described in narrative form on §3(g) of he Disclosure Schedule. All accounts receivable included in the Purchased Assets were generated in the ordinary course of the Business. Except for the current liabilities incurred in the ordinary course of business since July 31, 2011, and liabilities provided for on the Most Recent Financial Statements, the Business is not subject to any liability or obligation. Except as set forth in §3(g) of the Disclosure Schedule, all accounts receivable outstanding as of the Closing Date will be collectible within sixty (60) days of the Closing Date, net of the allowance for doubtful accounts reflected thereon.

(h) Events Subsequent to Most Recent Financial Statements. Since the Most Recent Financial Statements, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date Seller has not engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business the primary purpose or effect of which has been to generate or preserve Cash.

(i) Legal Compliance. To the Knowledge of Seller, Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and non-U.S. governments (and all agencies thereof), except where the failure to comply would not have a Material Adverse Effect.

(j) Tax Matters.

(i) Seller has filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing.

(ii) §3(j) of the Disclosure Schedule lists all Tax Returns filed with respect to Seller for taxable periods ended on or after October 1, 2009 indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since October 1, 2009.

(iii) Except as set forth in §3(j)(iii) of the Disclosure Schedule, no action, suit, proceeding, or audit is pending against or with respect to Seller regarding Taxes.

(iv) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) Seller is not a party to any Tax allocation or sharing agreement.

(vi) Seller has not been a member of an Affiliated Group filing a consolidated federal Income Tax Return.

(vii) Seller is not and has not been a party to any ‘‘listed transaction,’’ as defined in Code §6707A(c)(2) and Reg. §1.6011-4(b)(2).

(k) Leased Real Property. Section 3(k)(i) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property. Seller has delivered to Buyer a true and complete copy of each Lease document.

(l) Intellectual Property. §3(l) of the Disclosure Schedule sets forth an accurate, correct and complete list and summary description of all Intellectual Property. §3(l) of the Disclosure Schedule contains an indication of any renewals, taxes or fees due in respect thereof within ninety (90) days of the Closing Date. Except as set forth on §3(l) of the Disclosure Schedule, with respect to the Intellectual Property, (i) Seller is the sole and exclusive owner and has the sole and exclusive right to use the Intellectual Property free and clear of any encumbrances or other rights or claims of others; (ii) no action, suit, proceeding or investigation has ever been instituted, is pending or, to Seller’s Knowledge, threatened; (iii) none of the Intellectual Property or products or methods of the Business, including the publication, distribution, reproduction or sale of the digital curricula for instructing students, interferes with, infringes upon, conflicts with or otherwise violates the rights of others or, to the Knowledge of Seller, is being interfered with or infringed upon by others, and none is subject to any outstanding order, decree or judgment; (iv) there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the Intellectual Property or products or methods of the Business; (v) Seller has not agreed to indemnify any person for or against any infringement of or by the Intellectual Property; (vi) Seller has no Knowledge of any product or method of any other person which would infringe upon any of the Intellectual Property; (vii) all items of Intellectual Property are properly registered under applicable law; and (viii) all rights of Seller in and to the Intellectual Property are transferable to Buyer as contemplated herein without any consent or other approval. None of the methods or activities of, or products manufactured by, the Business infringe upon or violate in any manner any rights of others, including rights of the type described as Intellectual Property in this Agreement. Buyer has been provided with accurate, correct and complete copies or written descriptions of all studies, opinions and searches of which Seller has Knowledge relating to any Intellectual Property or any infringement of or by any Intellectual Property, all of which are listed on §3(l) of the Disclosure Schedule. All Technology is documented in a manner comparable to that of similarly situated businesses and in condition for conveyance to and readily useable by Buyer and has been continuously maintained in confidence by taking reasonable precautions to protect the secrecy of all Technology and prevent disclosure to unauthorized parties. With respect to the Software, (i) the source code with respect to any Software owned by Seller or used exclusively in the Business is not in the possession of any party other than Seller and has been maintained as confidential by Seller, (ii) all Software documentation is accurate and sufficient in detail and content to identify and explain the nature thereof, and to allow its full and proper use by reasonably knowledgeable Buyer programmers without reliance on the special knowledge or memory of others, and (iii) Seller does not use any unlicensed or undocumented third party Software on its computers. Seller will pay the cost of obtaining permission to use any third party intellectual property contained in the courseware delivered to Buyer, which cost shall not be subject to the Basket provided for in Section 8(d).

(m) Material Contracts. §3(m) of the Disclosure Schedule sets forth an accurate, correct and complete list of all contracts, instruments, commitments, agreements, arrangements and understandings, including all amendments and supplements thereto related to the Business, the Facilities (or their operations) or the Purchased Assets (i) which are material to the operations (as historically conducted or presently conducted), assets, liabilities, condition (financial or otherwise), operations or prospects of the Business, the Facilities or the Purchased Assets, or (ii) which otherwise involve any of the following types of contracts (the items in (i) and (ii) being collectively referred to herein as the “Material Contracts”):

(1) all purchase orders or contracts for the purchase of any materials or services (including utilities) involving an amount in excess of $10,000 or which were not entered into in the ordinary course of business;

(2) any sales, license, service or distribution agreements, or open purchase orders or similar commitments providing for the sale or licenses of products in an amount in excess of $10,000;

(3) any design, engineering, consulting, manufacturing or distribution agreement;

(4) all personal property leases involving an amount in excess of $10,000;

(5) all waste disposal, maintenance and related contracts;

(6) all contracts containing “take or pay” provisions;

(7) all contracts for Insurance;

(8) all contracts providing Sellers with the right to reproduce or in any way deal with the works of others;

(9) all leases, agreements, contracts and other instruments affecting the facilities;

(10) all employment contracts;

(11) all licenses, agreements, contracts and other instruments affecting Intellectual Property;

(12) all waste disposal, maintenance and similar agreements;

(13) all agreements and contracts with a remaining term of one year or more and not cancelable without penalty on 30 days or less notice;

(14) all agreements and contracts with state, federal, local, regulatory or other governmental entities;

(15) all agreements and contracts containing a provisions to indemnify any party or assume any tax, environmental or other liability;

(16) any other contract, commitment, agreement, arrangement or understanding which provides for payment or performance by any party thereto having an aggregate value of $10,000 or more; and

(17) any agreement not to compete or otherwise restricting activities.

Accurate, correct and complete copies of each written Material Contract (and written summaries of each oral Material Contract) have been delivered to Buyer. Each Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms, assuming that the other party thereto in each case was properly authorized by all requisite corporate (or if not a corporation, by all other requisite) action and has properly executed and delivered such contract or instrument. Each party has complied with all commitments and obligations on its part to be performed or observed under each Material Contract. No event has occurred which is or, after the giving of notice or passage of time, or both, would constitute a default under or a breach of any Material Contract by Seller, or, to the Knowledge of Seller, by any other party. Except as set forth in §3(m) of the Disclosure Schedule, the consummation of the transactions contemplated hereby, without notice to or consent or approval of any party, will not constitute a default under or a breach of any provision of any Material Contract. With respect to each Material Contract which is to be assigned to Buyer pursuant to the terms hereof, Buyer will succeed to all the rights and benefits of Seller. The Seller has not granted any powers of attorney with respect to the Business. Third party cost obligations (other than platform and internet fees incurred in the ordinary course of business) necessary to the performance of the customer agreements identified in the Exhibit to Section 3(m) of the Disclosure Schedule do not, in the aggregate, exceed $42,000.

(n) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Seller.

(o) Litigation. Seller (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge and (ii) is not a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction.

(p) Employee Benefits.

(i) §3(p) of the Disclosure Schedule lists each Employee Benefit Plan that Seller maintains, to which Seller contributes, or with respect to which Seller has any liability.

(A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not have a Material Adverse Effect.

(B) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each such Employee Benefit Plan that is an Employee Pension Benefit Plan. All premiums or other payments that are due have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(C) Each such Employee Benefit Plan that is intended to meet the requirements of a ‘‘qualified plan’’ under Code §401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code §401(a).

(ii) Seller does not maintain, sponsor or contribute to any Employee Pension Benefit Plan that is a ‘‘defined benefit plan’’ (as defined in ERISA §(35)).

(q) Environmental Matters.

(i) Seller is in compliance with Environmental Requirements, except for such non-compliance as would not have a Material Adverse Effect.

(ii) Seller has not received any written notice, report, or other information regarding any actual or alleged material violation of Environmental Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise), including any investigatory, remedial, or corrective obligations relating to Seller or its facilities arising under Environmental Requirements.

(iii) This §3(q) contains the sole and exclusive representations and warranties of Seller with respect to any environmental matters, including without limitation any arising under any Environmental Requirements.

(r) Certain Business Relationships with Seller. Except as set forth in §3(r) of the Disclosure Schedule, no Person holding five percent (5%) or more of the equity securities of Seller nor any of the Affiliates of any such Person has been involved in any business arrangement or relationship with Seller within the past 12 months, and no such Person nor any Affiliate of such Person (i) owns any material asset, tangible or intangible, or (ii) is a party to any contract, lease, license, agreement or commitment, used in the Business of Seller.

(s) Disclaimer of Other Representations and Warranties. Except as expressly set forth in this §3, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Acquired Assets), liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this §3, Buyer is purchasing the Acquired Assets on an ‘‘as-is, where-is’’ basis. Without limiting the generality of the foregoing, Seller makes no representation or warranty regarding any assets other than the Acquired Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

§4. Buyer’s Representations and Warranties. Buyer represents and warrants to Seller (and to Seller Stockholders for purposes of the Agreement with Seller Stockholders) that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4.

(a) Organization of Buyer. Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of Colorado.

(b) Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above).

(d) Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

§5. Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a) General. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §6 below).

(b) Notices and Consents. Seller shall give any notices to third parties, and Seller shall use its reasonable best efforts (to obtain any third-party consents, referred to in §3(c) above and the items set forth in §5(b) of the Disclosure Schedule. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(c) and §4(c) above.

(c) Operation of Business. Seller will not engage in any practice, take any action, or enter into any transaction prior to the Closing Date outside the Ordinary Course of Business.

(d) Full Access. Seller will permit representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times prior to Closing, and in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Seller. Buyer will treat and hold as such any Confidential Information it receives from Seller in the course of the reviews contemplated by this §5(d), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Seller all tangible embodiments (and all copies) of the Confidential Information that are in its possession.

(e) Seller Stockholders’ Meeting.

           (i)  Seller shall take all action necessary to call, give notice of, convene and hold a special stockholders’ meeting to consider and vote on a proposal to adopt and approve this Agreement as soon as practicable following the date of this Agreement and in no event later than forty (40) days (or such other later date which the parties may agree upon in writing) after the date of this Agreement.

           (ii) Subject to the provisions of Section 5(h), the board of directors of Seller shall recommend that the Seller Stockholders adopt and approve this Agreement, and Seller shall include such recommendation in any Proxy Statement Seller shall use in its effort to obtain the stockholder approval of this Agreement.

(f) Notice of Developments.

(i) Seller may elect at any time prior to the Closing to notify Buyer of any development causing a breach of any of its representations and warranties in §3(g)–(p) above. Unless Buyer has the right to terminate this Agreement pursuant to §7(a)(ii) below by reason of the development and exercises that right within the period of 10 business days referred to in §7(a)(ii) below, the written notice pursuant to this §5(e)(i) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in §3 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

(ii) Prior to the Closing each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of his, her, or its own representations and warranties in §3(a)–(f) and §4 above. No disclosure by any Party pursuant to this §5(e)(ii), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

(g) Transferred Employees. Buyer shall offer employment to Seller’s employees not less than five business days prior to Closing, on such terms and conditions as Buyer may determine. Each Business Employee who accepts an offer of employment from Buyer is referred to herein as a “Transferred Employee”. With respect to Transferred Employees, Buyer will be a successor of Seller with respect to, and will credit each such Transferred Employee with, any and all accrued and unused vacation time required to be used during 2011. Buyer shall not assume any obligations for wages owing to Transferred Employees for any period prior to the Closing Date or any liability with respect to any pension plan, welfare plan, retiree medical expenses, severance, change of control, bonus, separation obligation or arrangement of Seller that are currently existing or may result from the consummation of the transactions contemplated by this Agreement, or other employee benefit plan or program relating to any Transferred Employee or other present, former or retired employee of Seller except as set forth in Section 5(g) of the Disclosure Schedule.

(h) Exclusivity. During the period between the date of this Agreement and the Closing, Seller will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of Seller (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that Seller, its directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require.

(i) Change of Name. Seller agrees to change its corporate name to a name that does not include the word “Class”, no later than three business days following the Closing Date.

(j)  Noncompetition. For a period of five (5) years after the Closing Date, Seller shall not, anywhere in the United States, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the businesses of the Business.

(k) Title to UNL Courseware. At the Closing Seller shall deliver to Buyer, title to the intellectual property covered by the Technology License Agreement dated August 6, 2001 pursuant to the Technology License Expiration Agreement dated May 13, 2011, by Bill of Sale in form and substance acceptable to Buyer.

§6. Conditions to Obligation to Close.

(a) Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) The representations and warranties set forth in §3 above shall be true and correct in all respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term ‘‘material,’’ or contain terms such as ‘‘Material Adverse Effect’’ or ‘‘Material Adverse Change,’’ in which case such representations and warranties (as so written, including the term ‘‘material’’ or ‘‘Material’’) shall be true and correct in all respects at and as of the Closing Date;

(ii) This Agreement shall have been approved by the Requisite Stockholder Approval;

(iii) Seller shall have performed and complied with all of its covenants hereunder in all respects through the Closing, except to the extent that such covenants are qualified by the term ‘‘material,’’ or contain terms such as ‘‘Material Adverse Effect’’ or ‘‘Material Adverse Change,’’ in which case Seller shall have performed and complied with all of such covenants (as so written, including the term ‘‘material’’ or ‘‘Material’’) in all respects through the Closing;

(iv) There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(v) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in §6(a)(i)–(iii) is satisfied in all respects;

(vi) Seller and Buyer shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in §3(c) and §4(c) above;

(vii) Seller shall have received all authorizations, consents, and approvals of the other parties identified in §3(c) of Seller’s Disclosure Schedule that require such authorizations, consents and approvals; and

(viii) All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer; and Buyer may waive any condition specified in this §6(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Seller’s Obligation. Seller’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) The representations and warranties set forth in §4 above shall be true and correct in all respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term ‘‘material,’’ or contain terms such as ‘‘Material Adverse Effect’’ or ‘‘Material Adverse Change,’’ in which case such representations and warranties (as so written, including the term ‘‘material’’ or ‘‘Material’’) shall be true and correct in all respects at and as of the Closing Date;

(ii) This Agreement shall have been approved by the Requisite Stockholder Approval;

(iii) Buyer shall have performed and complied with all of its covenants hereunder in all respects through the Closing, except to the extent that such covenants are qualified by the term ‘‘material,’’ or contain terms such as ‘‘Material Adverse Effect’’ or ‘‘Material Adverse Change,’’ in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term ‘‘material’’ or ‘‘Material’’) in all respects through the Closing;

(iv) There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(v) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in §6(b)(i)–(iii) is satisfied in all respects;

(vi) Seller and Buyer shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in §3(c) and §4(c) above; and

(vii) All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

Seller may waive any condition specified in this §6(b) if it executes a writing so stating at or prior to the Closing.

§7. Termination.

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 2011, by reason of the failure of any condition precedent under §6(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 2011, by reason of the failure of any condition precedent under §6(b) hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to §7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in §5(d) above shall survive termination.

§8. Survival and Indemnification

(a) Survival. All covenants and agreements contained in this Agreement or in any agreement or other document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing and be enforceable until the covenant or agreement has been fully performed. The representations and/or warranties contained in this Agreement or in any agreement or other document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing for a period of six months after the Closing Date and thereafter shall be of no force or effect; provided, however, the representations and warranties set forth in §3(a), §3(b), §3(e),§3(j), §3(l), §3(p) and §3(q) shall survive indefinitely; provided, further, that any claims of indemnification first asserted within the survival period shall survive until resolved. The representations and warranties set forth in this Agreement or in any agreement or other document delivered pursuant hereto shall not be affected by any investigation, verification or examination by any party hereto or by anyone on behalf of any such party.

(b) Indemnification.

(1) Buyer shall indemnify and hold harmless Seller, from and against any and all loss, diminution in value, damage (including incidental, special, punitive and consequential damages), cost, expense (including court costs and attorneys’ fees and expenses and costs of investigation), suit, action, claim, deficiency, liability or obligation caused by, arising from or related to (i) any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of Buyer contained herein or in any agreement or other document delivered pursuant hereto, and (ii) any and all claims of third parties made based upon facts alleged that, if true, would have constituted such a misrepresentation, breach or failure.

(2) Seller shall indemnify and hold harmless Buyer, from and against any and all loss, diminution in value, damage (including incidental, special, punitive and consequential damages), cost, expense (including court costs and attorneys’ fees and expenses and costs of investigation), suit, action, claim, deficiency, liability or obligation caused by, arising from or related to (i) any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of Seller contained herein or in any agreement or other document delivered pursuant hereto, (ii) any and all claims of third parties made based upon facts alleged that, if true, would constitute such a misrepresentation, breach or failure, (iii) any and all claims of employees of the Business to the extent related to the period prior to Closing or otherwise related to the acts of Seller; and (iv) any liability or obligation of Seller or its Affiliates not assumed by Buyer pursuant to the express terms hereof and regardless of whether any liability or obligation is imposed upon Buyer by any applicable law.

(3) The party seeking indemnification shall give written notice to the indemnifying party of the facts and circumstances giving rise to any claim for indemnification (the “Notice”). All rights contained in this Article are cumulative and are in addition to all other rights and remedies which are otherwise available, pursuant to the terms of this Agreement or applicable law. All indemnification rights shall be deemed to apply in favor of the indemnified party’s officers, directors, representatives, subsidiaries, affiliates, successors and assigns. Each party shall cooperate with the other (with reimbursement only for out of pocket expenses) in connection with any claims asserted by third parties after Closing. Any indemnification payments hereunder shall bear interest from the date of the Notice at a rate of ten percent (10%) per annum until paid.

(c) Set Off. In addition to any other remedy it may have at law or in equity, Buyer shall be entitled to set off the amount of any claims it may have hereunder against any amount payable by Buyer or its affiliates to Seller or the Stockholders after the Closing. In the event Buyer elects to exercise its set off rights with respect to the Indemnification Escrow or otherwise, Buyer shall promptly provide Seller with a written statement providing full details of the nature and amount of Buyer’s claim and all information supporting such claim (“Buyer’s Notice of Set Off”).

(d) Limitations. Notwithstanding the foregoing, no claim by Buyer for any breach of representation or warranty by Seller (“Buyer Damages”) or by the Seller for any breach of representation or warranty by Buyer (“Seller Damages”) shall be asserted by Buyer or the Seller, respectively, until the aggregate of all such Buyer or Seller Damages, respectively exceeds the sum of $45,000 (the “Basket”), in which case the party entitled to indemnification shall be entitled to the full amount of Buyer Damages or Seller Damages, as the case may be from dollar one. The Parties shall make appropriate adjustments for actual cash tax benefits received in the year in which such Damages occurred and insurance payments received in determining Damages for purposes of this Section 8. The amount of Buyer Damages recoverable by Buyer and the amount of Seller Damages recoverable by the Sellers shall not exceed the Indemnification Escrow Amount in the aggregate, respectively. The limitations on recovery of Buyer Damages and Seller Damages herein shall not apply in the case of (i) fraud or any intentional misrepresentation, (ii) Buyer Damages arising from or related to the representations and warranties set forth in §3(a), §3(b), §3(e),§3(j), §3(l), §3(p) and §3(q) or Seller Damages arising from or related to the representations and warranties set forth in §4(a) or §4(b), (iii) any breach of any covenant or agreement, or (iv) the Excluded Liabilities or the Assumed Liabilities and Obligations.

(e) Indemnification Escrow Amount. Effective on the Closing Date, accounts receivable totaling $250,000 that are collectible within sixty (60) days for the Business shall be collected and maintained in a separate bank account that shall be transferred to Buyer as of Closing and Seller shall have no access to such account. In the event the accounts receivable balance on the Closing Date is less than $250,000, Seller shall deposit cash into such account equal to the difference of $250,000 and the amount of the accounts receivable on the Closing Date (“Escrow Indemnification Amount”). If Buyer asserts any claims for Buyer Damages as set forth in this §8, then the amount of such Buyer Damages may be deducted from the bank account set forth in this §8(e). After deducting the amount of any claim that has been asserted by Buyer pursuant to §8, the remaining amount in this account six months after the Closing Date shall promptly be transferred to Seller via wire transfer in immediately available funds.

(f) Dispute Resolution. In the event Buyer exercises its rights of set off, whether with respect to the Indemnification Escrow or otherwise, Seller shall have the right to dispute such action on the part of Buyer. by giving written notice to Buyer that a dispute exists, and setting forth the Seller’s position with respect to the information contained in Buyer’s Notice of Set Off and any resolution proposed by the Seller (“Seller’s Notice of Dispute”). Upon the delivery of any such notice, each of the Buyer and Seller will appoint a designated representative to meet in person as soon as possible, but in no event more than thirty (30) days after the delivery of Seller’s Notice of Dispute, to discuss the dispute and to attempt to resolve such dispute in an amicable fashion.

(g) Mediation. If the Parties do not settle the relevant dispute or disagreement within thirty (30) days of the first meeting of designated representatives described in Section 8(f), either Party may provide the other Party with a notice of mediation not later than ninety (90) days after such first meeting. After delivery of that notice, the Parties will attempt in good faith to settle the matter by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to litigation, or some other dispute resolution procedure.

(h) Judicial Resolution. No formal proceedings for the judicial resolution of such dispute, except for the seeking of temporary restraining orders or injunctions, may begin prior to forty-five (45) days after the delivery of any mediation notice delivered pursuant to Section 8(g).

§9. Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(b) No Third-Party Beneficiaries. Except as specifically provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	Copy to:
Class.com, Inc. 1200 Libra Drive, Suite 102 Lincoln, NE 68512 Attn: President	John H. Heen, Esq. 1033 O Street, Suite 608 Lincoln, NE 68508
If to Buyer:	Copy to:
Cambium Education, Inc. 17855 N. Dallas Parkway, Ste. 400 Dallas, TX 75287 Attn: Chief Financial Officer	Cambium Education, Inc. 17855 N. Dallas Parkway, Ste. 400 Dallas, TX 75287 Attn: General Counsel

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors; provided, however, that any amendment effected after Seller Stockholders have approved this Agreement will be subject to the restrictions contained in the Nevada General Corporation Law. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Parties making such a waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Buyer and Seller will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, provided however, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due.

(l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word ‘‘including’’ shall mean including without limitation.

(m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Tax Matters. Buyer and Seller agree to utilize the alternate procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

(o) Bulk Transfer Laws. Buyer acknowledges that Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

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[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

CAMBIUM EDUCATION, INC.

By:       /s/ David Cappellucci
Title:        President

CLASS.COM, INC.

By:       /s/ Dean Wildman
Title:       President and CEO